Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
January 26, 2026	David D. Brown
(276) 326-9000

First Community Bankshares, Inc. Completes Acquisition of Hometown Bancshares, Inc.

Bluefield, Virginia – First Community Bankshares, Inc. (NASDAQ: FCBC) (www.firstcommunitybank.com) (the “Company”), parent company of First Community Bank, announced today that it has completed the acquisition of Hometown Bancshares, Inc., (“Hometown”) and Hometown’s wholly owned subsidiary, Union Bank, Inc. The acquisition became effective at the close of business on January 23, 2026. First Community and Hometown previously announced an agreement to merge on July 19, 2025.

The completed acquisition included the merger of Union Bank into First Community Bank. Hometown’s eight branch locations in West Virginia will open as First Community Bank branches the morning of January 26, 2026. Under the terms of the merger agreement, Hometown’s shareholders will receive 11.706 shares of First Community common stock for each share of Hometown common stock.

This merger aligns with First Community’s strategic focus on growing low-cost core deposits and positions the combined entity to expand its presence in the Parkersburg-Marietta-Vienna MSA. “First Community has a 150-year history of community banking excellence in West Virginia. Our partnership with Hometown and Union Bank is a natural expansion into West Virginia markets that are similar in size and makeup to the locations where we’ve had great success across our broader banking footprint. We look forward to bringing the two franchises together to better serve our customers and local communities” said Gary R. Mills, President and CEO of First Community Bank.

“We are pleased to announce our partnership with Union Bank. This collaboration will further strengthen our robust banking franchise in West Virginia. We believe First Community will benefit from Union’s strong deposit base, while Union’s customers will enjoy the advantages of increased scale, higher lending limits, and enhanced product and technology offerings from First Community,” said William (Will) P. Stafford, II, Chairman and Chief Executive Officer of First Community.

At the end of December 2025, Hometown had approximately $415 million in total assets, $172 million in total loans and $376 million in total deposits. Commenting on the transaction, Hometown’s President, Timothy Aiken offered, “We are excited about the opportunity to bring FCBC and Hometown together. The transaction will accelerate our ability to grow, and we believe creates an exciting opportunity for our shareholders and employees. The Hometown board of directors believes FCBC is well positioned and has significant upside opportunity through stock price appreciation. The FCBC platform will allow Hometown to better serve our existing customers and communities, as well as expand into other product offerings. We admire the historical success of the FCBC team and look forward to working together.

About First Community Bankshares, Inc.

First Community Bankshares, Inc., a financial holding company headquartered in Bluefield, Virginia, provides banking products and services through its wholly owned subsidiary First Community Bank. First Community Bank operated 52 branch banking locations in Virginia, West Virginia, North Carolina, and Tennessee as of December 31, 2025. First Community Bank offers wealth management and investment advice and services through its Trust Division and through its wholly owned subsidiary, First Community Wealth Management, which collectively managed and administered $1.79 billion in combined assets as of December 31, 2025. The Company reported consolidated assets of $3.26 billion as of December 31, 2025. The Company’s common stock is listed on the NASDAQ Global Select Market under the trading symbol, “FCBC”. Additional investor information is available on the Company’s website at www.firstcommunitybank.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.